Aaron's Directors Declare Cash Dividend

ATLANTA, November 8, 2023 – The Aaron’s Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.125 per share and declared such dividend payable on January 4, 2024, to shareholders of record as of the close of business on December 14, 2023.

About The Aaron’s Company, Inc.
Headquartered in Atlanta, The Aaron’s Company, Inc. is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron’s, BrandsMart U.S.A, BrandsMart Leasing, and Woodhaven. Aaron's offers a direct-to-consumer lease-to-own solution through its approximately 1,250 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with 11 retail stores in Florida and Georgia, as well as its e-commerce platform. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company’s furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.

Investor Relations Contact: Call: 678-402-3590, Email: InvestorRelations@aarons.com
Media Relations Contact: Call: 678-402-3591, Email: MediaRelations@aarons.com

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